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                                                                    EXHIBIT 99.1


                 First Bancorp to Acquire Century Bancorp, Inc.


FRIDAY, OCTOBER 20, 2000

     TROY, NORTH CAROLINA AND THOMASVILLE, NORTH CAROLINA - First Bancorp (NASDAQ - FBNC) and Century Bancorp, Inc. (NASDAQ-CENB) jointly announce the signing of a definitive merger agreement providing for the merger of Century into First Bancorp. First Bancorp is the holding company for First Bank and First Savings Bank of Moore County. Century is the holding company for Home Savings, Inc., SSB, a one branch savings institution located in Thomasville, NC. As of June 30, 2000, Century had total assets of $101 million, total loans of $88 million, and total deposits of $74 million.

     The terms of the agreement call for shareholders of Century to have the option to receive either $20.00 in cash or a fixed exchange ratio of 1.3333 shares of First Bancorp common stock for each share of Century common stock that they own. This election is subject to the requirement that, subject to certain possible adjustments that may be necessary to achieve the intended tax treatment, 60% of Century's shares outstanding will be exchanged for cash and 40% of Century's shares outstanding will be exchanged for shares of First Bancorp stock. To the extent that Century shareholders elect to receive more aggregate stock or cash consideration than permitted by the agreement, pro rata allocations will be made.

     Jimmie Garner, President and CEO of First Bancorp, states, "We are delighted to be joining forces with such a fine company that is so well respected in the Thomasville area. Thomasville is an attractive market that First Bank has long considered entering. Century, and its banking subsidiary Home Savings, will provide First Bank with immediate credibility and a customer base that we hope to be able to provide with additional products and services."

     Mr. Garner also noted that Jim Hudson, the current president of Century, will remain with First Bancorp as an executive vice president and will be joining the First Bancorp Board of Directors. "I have known Jim for many years and always had great admiration and respect for him. I look forward to working with him, and I congratulate him, the Century Board of Directors, and the employees of Home Savings for their excellent company," stated Mr. Garner.

     Mr. Hudson spoke on behalf of the employees and Board of Directors of Century, "We are very pleased to be joining with First Bancorp. It is a community-oriented institution which, much like Home Savings, distinguishes itself with its focus on customer service. Our cultures are very similar and therefore are a good fit for each other. We are eager to join First Bank and provide our customers with its additional products and services."

     "We don't take lightly the responsibility we have to the customers of Home Savings. We know that Home Savings has served Thomasville well since 1915," stated Mr. Garner. Addressing the customers of Home Savings, Mr. Garner stated, "We will do everything we can to continue to earn your business and loyalty. Since Home Savings will be operated as a branch of First Bank, Home Savings' customers can expect to be served by the same people as in the past."


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     Mr. Garner also noted in connection with this proposed transaction that the
First Bancorp Board of Directors has authorized the Company to repurchase shares of the company's common stock up to the amount of shares that the company expects to issue upon completion of the acquisition (currently approximately 585,000 shares). These repurchases may take place in the open market or privately negotiated transactions on a time-to-time and ongoing basis, depending upon market conditions and subject to compliance with all applicable securities laws and regulations.

     The transaction is expected to be consummated late in the first quarter or early in the second quarter of 2001 and will result in a company with over $1 billion in assets in a 15 county region primarily across the central piedmont region of North Carolina. The transaction is intended to qualify as a tax-free reorganization, will be accounted for as a purchase transaction, and is subject to regulatory approval and approval by Century's shareholders.

     This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for First Bancorp and Century Bancorp, Inc. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, the estimates involve significant risks and uncertainties. Actual results may differ materially due to such factors as:
(1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) failure to retain the customer bases of the two institutions following the merger; (4) competitive pressures among financial institutions increasing significantly; (5) costs or difficulties related to the integration of the businesses of First Bancorp and Century, Inc. being greater than anticipated;
(6) general economic conditions being less favorable than anticipated; (7) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged; and (8) the timing of the completion of the transactions..

     First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC. Broker contacts for market makers of First Bancorp's common stock include Legg Mason (Paul Newton at 1-800-628-5770), Scott & Stringfellow, Inc. (Jeff O'Quinn at 1-800-763-1893), Sterne, Agee, & Leach, Inc. (Sandy Park at 1-800-239-6921), Trident Securities (Sadler Stukes at 1-800-340-6321), and Wachovia Securities, Inc. (Kel Normann at 1-800-929-1019).


Contacts:    First Bancorp - James H. Garner - (910) 576-6171
             Century Bancorp, Inc. - James G. Hudson, Jr. - (336) 475-4663


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